Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On April 14, 2020, pursuant to the Agreement and Plan of Merger dated July 26, 2018 (the “Merger Agreement”), by and among Novelis Inc. (“Novelis” or the “Company”), Aleris Corporation (“Aleris” or the “Target”), Novelis Acquisitions LLC, an indirect wholly owned subsidiary of the Company (“Merger Sub”), and OCM Opportunities ALS Holdings, L.P., Merger Sub merged with and into Aleris, with Aleris as the surviving corporation in the merger (the “Merger”) becoming an indirect wholly owned subsidiary of the Company. The effect of the Merger is that Novelis is deemed as the accounting acquirer of Aleris. As a result of the antitrust review processes with the Department of Justice in the United States and the European Commission in Europe required for approval of the Merger, Novelis is required to divest Aleris’ European and North American automotive assets, specifically plants in Duffel, Belgium (“Duffel”) and Lewisport, Kentucky (“Lewisport”). The Duffel and Lewisport plants are presented on the condensed combined balance sheet as assets and liabilities of discontinued operations.

In connection with the Merger, in January 2020, Novelis Corporation (an indirectly wholly owned subsidiary of the Company) issued $1.6 billion in aggregate principal amount of 4.75% Senior Notes due 2030 (the “2030 Senior Notes”). The proceeds were used to refinance all of Novelis Corporation's 6.25% Senior Notes due 2024 and the remainder was utilized to pay a portion of the consideration for the Merger.
In February 2020, Novelis entered into an amendment to its existing term loan facility amending certain terms to facilitate the closing of the Merger and also entered into an increase joinder amendment to provide for commitments of up to $775 million of incremental term loans from certain financial institutions under its existing secured term loan credit agreement. The proceeds of the incremental term loan were used to pay a portion of the consideration for the Merger, as well as fees and expenses.
In February 2020, the Company also entered into a short term credit agreement to provide for commitments of up to $1.1 billion of short term loans from certain financial institutions for the purposes of funding a portion of the consideration for the Merger and repaying certain indebtedness of Aleris and its subsidiaries. The Company also amended certain terms of the Company's existing asset backed loan facility (the “ABL Revolver”) to facilitate the closing of the Merger.
On April 14, 2020, Novelis Holdings Inc, the parent company of Merger Sub, borrowed $1.1 billion under the short term credit agreement, Merger Sub borrowed incremental term loans equal to $775 million under the Company’s existing secured term loan credit agreement, and Aleris Rolled Products LLC and Novelis AG borrowed $275 million and €70 million, respectively, under the ABL Revolver to fund the Merger and the repayment of a portion of indebtedness of Aleris and its subsidiaries, as well as fees and expenses. Refer to Note 5 for a summary of the impact the financing arrangements are expected to have on the short-term and long-term debt balances and refer to Note 6 for details on the impact these financing arrangements are expected to have on the unaudited pro forma condensed combined statement of operations.
The following unaudited pro forma condensed combined financial information gives effect to the Merger and includes adjustments for and related to the following:
•certain reclassifications to conform historical financial statement presentation of Aleris to Novelis' historical financial statement presentation;
•the expected divestiture of the Duffel and Lewisport plants;
•application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, which we refer to as ASC 805, Business Combinations, to reflect estimated Merger consideration of approximately $2.7 billion (as outlined in Note 3) in exchange for 100% of all outstanding Aleris common stock;
•the sources and uses of the new and amended financing arrangements entered into and incurred in connection with the Merger; and
•transaction costs in connection with the Merger.
The following unaudited pro forma condensed combined financial information should be read in conjunction with Novelis’ and Aleris’ financial statements noted below, which are incorporated herein by reference:
•the separate historical audited consolidated financial statements of Novelis as of and for the fiscal year ended March 31, 2020 included in Novelis’ Annual Report on Form 10-K filed with the SEC on May 7, 2020; and
•the separate historical audited consolidated financial statements of Aleris as of and for the year ended December 31, 2019 included in Aleris’ Annual Report on Form 10-K filed with the SEC on March 18, 2020.
Novelis and Aleris have different fiscal year-ends. Novelis’ fiscal year ends on March 31, whereas Aleris’ fiscal year ended on December 31. The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2020 combines the historical consolidated statement of operations of Novelis for the fiscal year ended March 31, 2020 with the historical consolidated statement of operations of Aleris for the fiscal year ended December 31, 2019, giving effect to the Merger as if it had been completed on April 1, 2019. The unaudited pro forma condensed combined balance sheet as of March

31, 2020 combines the historical consolidated balance sheet of Novelis as of March 31, 2020 with the historical consolidated balance sheet of Aleris as of December 31, 2019, giving effect to the Merger as if it had been completed on March 31, 2020. The unaudited pro forma condensed combined financial information for the fiscal year ended March 31, 2020 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X.
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing effect on the combined results of Novelis and Aleris. The unaudited pro forma condensed combined financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Merger.
The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.
As of the date of this Current Report on Form 8-K/A, Novelis has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair market value of the Aleris assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets, property, plant and equipment, and pensions. Accordingly, apart from the aforementioned, Aleris assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Aleris’ assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on Aleris’ actual assets and liabilities as of the closing date. In addition, the value of the total Merger consideration is determined based on the outstanding debt repaid on the closing date, which differs from the amount of debt outstanding as of December 31, 2019. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.
Novelis has not identified all adjustments necessary to conform Aleris’ accounting policies to Novelis’ accounting policies. As more information becomes available, Novelis will perform a more detailed review of Aleris’ accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statement of operations. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2020

	Historical
(in millions)	Novelis Inc. As of March 31, 2020	Aleris Corp. As of December 31, 2019	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma Divestiture Adjustments	Pro Forma Merger Adjustments	(Note 5)	Pro Forma Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	$2,392	$55	$—	$(30)	$(484)	(a)	$1,933
Accounts receivable, net
— third parties	1,067	323	—	(133)	—		1,257
— related parties	164	—	—	—	—		164
Inventories	1,409	769	—	(449)	—		1,729
Prepaid expenses and other current assets	145	51	—	(7)	—		189
Fair value of derivative instruments	202	—	4	—	—		206
Assets held for sale	5	—	—	—	—		5
Current assets of discontinued operations	—	—	—	619	—		619
Total current assets	5,384	1,198	4	—	(484)		6,102
Property, plant and equipment, net	3,580	1,359	21	(852)	423	(c)	4,531
Goodwill	607	—	3	—	396	(d)	1,006
Intangible assets, net	299	30	4	—	117	(e)	450
Investment in and advances to non–consolidated affiliate	760	—	—	—	—		760
Deferred income tax assets	140	57	—	(28)	57	(f)	226
Other long–term assets	219	68	(28)	(9)	(5)	(g)	245
Long-term assets of discontinued operations	—	—	—	889	13	(b)	902
Total assets	$10,989	$2,712	$4	$—	$517		$14,222
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long–term debt	$19	$73	$5	$(2)	$(48)	(h)	$47
Short–term borrowings	176	—	—	—	1,452	(h)	1,628
Accounts payable
— third parties	1,732	279	—	(129)	—		1,882
— related parties	176	—	—	—	—		176
Fair value of derivative instruments	214	—	16	(1)	—		229
Accrued expenses and other current liabilities	613	198	(17)	(59)	49	(i)	784
Current liabilities of discontinued operations	—	—	—	191	—		191
Total current liabilities	2,930	550	4	—	1,453		4,937
Long–term debt, net of current portion	5,345	1,884	20	(16)	(1,013)	(h)	6,220
Deferred revenue	—	52	(52)	—	—		—
Deferred income tax liabilities	194	1	—	—	57	(f)	252
Accrued pension benefits	—	185	(185)	—	—		—
Accrued postretirement benefits	930	29	185	(61)	8	(j)	1,091
Other long–term liabilities	229	72	32	(66)	—		267
Long-term liabilities of discontinued operations	—	—	—	143	6	(b)	149
Total liabilities	9,628	2,773	4	—	511		12,916
Commitments and contingencies
Shareholder’s equity
Total Novelis Shareholder's Equity	1,412	—	—	—	(55)	(k)	1,357
Total Aleris Stockholders' Deficit	—	(61)	—	—	61	(k)	—
Total shareholders' equity	1,412	(61)	—	—	6		1,357
Noncontrolling interests	(51)	—	—	—	—		(51)
Total equity	1,361	(61)	—	—	6	(k)	1,306
Total liabilities and equity	$10,989	$2,712	$4	$—	$517		$14,222
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Fiscal Year Ended March 31, 2020

	Historical
(in millions)	Novelis Inc. Fiscal Year Ended March 31, 2020	Aleris Corp. Fiscal Year Ended December 31, 2019	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma Divestiture Adjustments	Pro Forma Merger Adjustments	(Note 6)	Pro Forma Condensed Combined
Net sales	$11,217	$3,376	$—	$(1,428)	$—		$13,165
Cost of goods sold (exclusive of depreciation and amortization)	9,231	2,987	(133)	(1,393)	—		10,692
Selling, general and administrative expenses	498	208	(48)	(33)	—		625
Depreciation and amortization	361	—	143	(77)	37	(a)	464
(Gain) / Loss on derivative financial instruments	—	(8)	8	—	—		—
Other operating expense, net	—	3	(3)	—	—		—
Interest expense and amortization of debt issuance costs	248	157	—	(2)	(87)	(b)	316
Research and development expenses	84	—	17	(9)	—		92
Loss on extinguishment of debt	71	—	—	—	—		71
Restructuring and impairment, net	43	5	—	—	—		48
Equity in net loss (income) of non-consolidated affiliates	2	—	—	—	—		2
Business acquisition and other integration related costs	63	—	21	—	(84)	(c)	—
Other expense, net	18	5	(5)	11	—		29
	$10,619	$3,357	$—	$(1,503)	$(134)		$12,339
Income before income tax provision	598	19	—	75	134		826
Income tax provision	178	31	—	(10)	(17)	(d)	182
Net income (loss)	$420	$(12)	$—	$85	$151		$644
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—		—
Net income (loss) attributable to our common shareholder	$420	$(12)	$—	$85	$151		$644
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2020 combines the historical consolidated statements of operations of Novelis and Aleris, giving effect to the Merger as if it had been completed on April 1, 2019. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2020 combines the historical consolidated balance sheets of Novelis and Aleris, giving effect to the Merger as if it had been completed on March 31, 2020.
Novelis’ and Aleris’ historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars, with historical Aleris amounts rounded to conform with Novelis’ presentation. As discussed in Note 2, certain reclassifications were made to align Novelis’ and Aleris’ financial statement presentation. Novelis has not identified all adjustments necessary to conform Aleris’ accounting policies to Novelis’ accounting policies. As more information becomes available, Novelis will perform a more detailed review of Aleris’ accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Novelis considered the acquirer of Aleris. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Aleris based upon management’s preliminary estimate of their fair values as of March 31, 2020. Novelis has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair market value of the Aleris assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets, property, plant and equipment, and pensions. Accordingly, apart from the aforementioned, Aleris assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Aleris’ assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on Aleris’ actual assets and liabilities as of the closing date. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value.
All amounts presented within these Notes to the Unaudited Pro Forma Condensed Combined Financial Information are in millions.
2. Novelis and Aleris Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Novelis’ audited consolidated financial statements as of March 31, 2020. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Aleris’ financial information to identify differences in accounting policies as compared to those of Novelis and differences in financial statement presentation as compared to the presentation of Novelis. At the time of preparing this unaudited pro forma condensed combined financial information, Novelis had not necessarily identified all adjustments necessary to conform Aleris’ accounting policies to Novelis’ accounting policies. The below adjustments represent Novelis’ best estimates based upon the information currently available to Novelis, which could change once more detailed information is available.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Refer to the table below for a summary of reclassification adjustments made to present Aleris’ balance sheet as of December 31, 2019 to conform with that of Novelis as of March 31, 2020:

Balance Sheet
As of December 31, 2019 (in millions)	(a)	(b)	(c)	(d)	(e)	(f)	Pro Forma Reclassification Adjustments
Fair value of derivative instruments - assets	$—	$4	$—	$—	$—	$—	$4
Property, plant and equipment, net	(4)	—	25	—	—	—	21
Goodwill	—	—	—	3	—	—	3
Intangible assets, net	4	—	—	—	—	—	4
Other long–term assets	—	—	(25)	(3)	—	—	(28)
Current portion of long–term debt	—	—	5	—	—	—	5
Fair value of derivative instruments - liabilities	—	16	—	—	—	—	16
Accrued expenses and other current liabilities	—	(12)	(5)	—	—	—	(17)
Long–term debt, net of current portion	—	—	20	—	—	—	20
Deferred revenue	—	—	—	—	(52)	—	(52)
Accrued pension benefits	—	—	—	—	—	(185)	(185)
Accrued postretirement benefits	—	—	—	—	—	185	185
Other long–term liabilities	—	—	(20)	—	52	—	32
(a)Represents a reclassification of capitalized software of $4 million to conform with Novelis’ presentation.
(b)Represents a reclassification of derivative assets of $4 million and derivative liabilities of $16 million to conform with Novelis’ gross presentation.
(c)Represents a reclassification of finance lease right-of-use assets and the related liabilities of $25 million to conform with Novelis’ presentation.
(d)Represents a reclassification of goodwill of $3 million to conform with Novelis’ presentation.
(e)Represents a reclassification of deferred revenue of $52 million to conform with Novelis’ presentation.
(f)Represents a reclassification of accrued pension benefits of $185 million to conform with Novelis’ presentation.

Refer to the table below for a summary of reclassification adjustments made to Aleris’ statement of operations for the year ended December 31, 2019 to conform with that of Novelis for the year ended March 31, 2020:

Statement of Operations
Fiscal Year Ended December 31, 2019 (in millions)	(a)	(b)	(c)	(d)	(e)	Pro Forma Reclassification Adjustments
Cost of goods sold (exclusive of depreciation and amortization)	$—	$(133)	$—	$—	$—	$(133)
Selling, general and administrative expenses	(17)	(10)	(21)	—	—	(48)
Depreciation and amortization	—	143	—	—	—	143
(Gain) / Loss on derivative financial instruments	—	—	—	—	8	8
Other operating expense, net	—	—	—	(3)	—	(3)
Research and development expenses	17	—	—	—	—	17
Business acquisition and other integration related costs	—	—	21	—	—	21
Other expense, net	—	—	—	3	(8)	(5)
(a)Represents a reclassification of research and development expenses of $17 million to conform with Novelis’ presentation.
(b)Represents a reclassification of depreciation and amortization of $143 million to conform with Novelis’ presentation.
(c)Represents a reclassification of merger related costs of $21 million to conform with Novelis’ presentation.
(d)Represents a reclassification of other operating expenses, net of $3 million to conform with Novelis’ presentation.
(e)Represents a reclassification of a gain on derivative financial instruments of $8 million to conform with Novelis’ presentation.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
3. Calculation of Preliminary Estimated Merger Consideration
Refer to the table below for the preliminary calculation of estimated Merger consideration:

Preliminary calculation of estimated Merger consideration (in millions)	Note	Amount
Estimated cash for equity consideration	(i)	$766
Estimated repayment of Aleris' debt (including prepayment penalties and accrued interest) as of December 31, 2019	(ii)	1,821
Earn-out consideration	(iii)	50
Liability associated with Duffel capital expenditures	(iv)	60
Liability associated with German tax receivable	(v)	9
Preliminary fair value of estimated Merger consideration		$2,706
(i)Under the terms of the Merger Agreement, represents the estimated cash consideration, which is the base consideration for the settlement of all shares of common stock outstanding, including shares issued in connection with the conversion of the 6% Senior Subordinated Exchangeable Notes due 2020 issued by Aleris International, Inc. (the “Exchangeable Notes”) into Aleris common shares, and the settlement of stock options and restricted stock units that vest upon a change-in-control.
(ii)On the closing date, all of the outstanding historical debt of Aleris, except for certain non-recourse multi-currency secured term loan facilities (collectively, the “Zhenjiang Term Loans”), was repaid in connection with the Merger. For purposes of the unaudited pro forma condensed combined balance sheet, based on the amounts of Aleris debt reflected as outstanding on the Aleris balance sheet as of December 31, 2019, which is assumed to be the closing date for the unaudited pro forma condensed combined balance sheet, a total of $1,821 million was estimated to be repaid, comprising short-term debt of $11 million and long-term debt of $1,777 million. In addition, prepayment penalties and accrued interest of approximately $12 million and $21 million, respectively, associated with the Aleris debt were estimated to be paid in connection with such repayment. Amounts outstanding under the various Aleris financing arrangements changed between the date of the Aleris balance sheet as of December 31, 2019 used for purposes of these unaudited pro forma condensed combined financial information and the closing date. Accordingly, the amount of Aleris debt actually repaid on the closing date differed from the amount estimated to be repaid as of December 31, 2019.
(iii)Under the terms of the Merger Agreement, represents the fair value of the earn-out consideration of $50 million which is based upon Aleris meeting specified commercial margin targets. On the closing date, Aleris had met all of the specified targets in the Merger Agreement and selling shareholders received the $50 million cash payment.
(iv)In connection with obtaining the regulatory antitrust approvals, the European Commission required Novelis to pay the buyer of Duffel an additional €55 million (approximately $60 million) to fund capital expenditures that would be required so that Duffel can operate as a standalone business. This amount has been accrued as a liability and will be paid to Duffel’s buyer upon close of the sale.
(v)Under the terms of the Merger Agreement, represents the amount of consideration that will be payable to the selling shareholders upon the condition that the existing Aleris German tax receivable is received from the German tax authorities.
4. Preliminary Estimated Purchase Price Allocation
The preliminary estimated Merger consideration as shown in Note 3 above is allocated to the tangible and intangible assets acquired and liabilities assumed of Aleris based on their preliminary estimated fair values. As mentioned above in Note 1, the pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation assumptions and models that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. The fair value assessments are preliminary and are based upon available information and certain assumptions, which Novelis believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial information.
As the result of certain antitrust reviews made in advance of the Merger, Novelis is required to sell the Aleris operating plants in Duffel, Belgium and Lewisport, Kentucky. Accordingly, the individual assets and liabilities associated with these plants are aggregated and reflected as “Current assets of discontinued operations,” “Long-term assets of discontinued operations,” “Current liabilities of discontinued operations,” and “Long-term liabilities of discontinued operations.”

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following table sets forth a preliminary allocation of the estimated Merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Aleris using Aleris’ audited consolidated balance sheet as of December 31, 2019, with the excess recorded to goodwill:

Description (in millions)	Amount
Preliminary fair value of estimated Merger consideration	$2,706
Assets
Cash and cash equivalents	25
Accounts receivable	190
Inventories	320
Prepaid expenses and other current assets	44
Fair value of derivative instruments	4
Current assets of discontinued operations	619
Property, plant and equipment	951
Intangible assets	151
Deferred income tax assets	86
Other long–term assets	27
Long-term assets of discontinued operations	902
Total assets	$3,319
Liabilities
Current portion of long–term debt	(20)
Accounts payable	(150)
Fair value of derivative instruments	(15)
Accrued expenses and other current liabilities	(102)
Current liabilities of discontinued operations	(191)
Long–term debt, net of current portion	(128)
Deferred income tax liabilities	(58)
Accrued postretirement benefits	(161)
Other long–term liabilities	(38)
Long-term liabilities of discontinued operations	(149)
Total liabilities	$(1,012)
Less: Net assets acquired	$2,307
Goodwill	$399

Preliminary identifiable intangible assets included in intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Description	Estimated Fair Value (in millions)	Estimated Useful Life (in years)
Trade name	$14	2 - 3
Technology	47	9 - 20
Customer relationships	83	23 - 27
Other intangibles	7	N/A
	$151

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The amortization related to the amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above and as further described in Note 6. The identifiable intangible assets and related amortization are preliminary and are based on management’s initial estimates. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation.
Preliminary property, plant and equipment in the unaudited pro forma condensed combined financial information consists of the following:

Description	Estimated Fair Value (in millions)	Estimated Useful Life (in years)
Land and property rights	$50	N/A
Buildings and improvements	232	8 - 26
Machinery and equipment	669	2 - 15
	$951
The preliminary estimates of fair value and useful lives will likely differ from the final amounts Novelis will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
Refer to the items below for a reconciliation of the pro forma adjustments in the unaudited pro forma condensed combined balance sheet:
(a)Reflects the sources and uses of funds relating to the Merger as follows:

Description (in millions)	Note	Amount
Sources:
Proceeds from short term loans due 2021	(i)	$1,100
Proceeds from incremental term loans due 2025	(i)	775
Proceeds from ABL revolver	(i)	352
Less: Capitalized debt issuance costs	(ii)	(19)
		2,208
Uses:
Cash consideration	(iii)	(816)
Transaction costs	(iv)	(55)
Estimated repayment of Aleris debt (including prepayment penalties and accrued interest) as of December 31, 2019	(v)	(1,821)
		(2,692)
Pro forma net adjustment to cash and cash equivalents		$(484)
(i)To fund amounts payable in connection with the Merger, Novelis incurred borrowings, which we refer to as the short term loans, in an aggregate principal amount of $1,100 million under its short term credit agreement. In addition, Novelis incurred borrowings, which we refer to as the incremental term loans, in an aggregate principal amount of $775 million under its secured term loan credit agreement. Further, Novelis incurred borrowings under the ABL Revolver, totaling $352 million, which is comprised of an aggregate principal amount of $275 million in USD denominated borrowings and €70 million in Euro denominated borrowings (approximately $77 million). The $1,600 million of 2030 Senior Notes issued in January 2020, for which a portion of the proceeds was used to fund the Merger consideration, have not been reflected in this pro forma adjustment as the issuance is included in the historical Novelis March 31, 2020 balance sheet.
(ii)Reflects debt issuance costs of approximately $16 million incurred in connection with the incremental term loans and presented as a reduction of the principal debt balance and $3 million incurred in connection with the short term loans presented in other long-term assets.
(iii)Reflects estimated cash for equity consideration of $766 million and earn-out consideration of $50 million included in the estimated Merger consideration outlined in Note 3.
(iv)Reflects the remaining estimated cash to be paid for transaction costs to be incurred by Novelis and Aleris.
(v)On the closing date, all of the outstanding historical debt of Aleris, except for the Zhenjiang Term Loans in the aggregate amount of $149 million, was repaid in connection with the Merger. For purposes of the unaudited pro forma condensed combined balance sheet, based on the amounts of Aleris debt reflected as outstanding on the Aleris balance sheet as of December 31, 2019, which is assumed to be the closing date for the unaudited pro forma condensed combined balance sheet, a total of $1,788 million was estimated to be repaid, comprising short-term debt of $11 million and long-term debt of $1,777 million. In addition, prepayment penalties and accrued interest of approximately $12 million and $21 million, respectively, associated with the Aleris debt were estimated to be paid in connection with such repayment. Amounts outstanding under the various Aleris financing arrangements changed between the date of the Aleris balance sheet as of December 31, 2019 used for purposes of this unaudited pro forma condensed combined financial information and the closing date. Accordingly, the amount of Aleris debt actually repaid on the closing date differed from the amount estimated to be repaid as of December 31, 2019.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(b)Reflects an adjustment to the Duffel and Lewisport plant assets and liabilities to be divested and presented as discontinued operations based on a preliminary fair value assessment:

	Long-term
Description (in millions)	Property, plant and equipment, net	Intangible assets, net	Deferred income tax assets(1)
Fair value of assets acquired	$830	$42	$21
Removal of Aleris' historical balances	(852)	—	(28)
Pro forma net adjustment to long-term assets of discontinued operations	$(22)	$42	$(7)
(i)Refer to Note 5(f) below for further discussion of the deferred tax adjustments.

Long-term
Description (in millions)	Accrued postretirement benefits
Fair value of liabilities assumed	$67
Removal of Aleris' historical balances	(61)
Pro forma net adjustment to long-term liabilities of discontinued operations	$6

(c)Reflects an adjustment to property, plant and equipment, net based on a preliminary fair value assessment excluding the Duffel and Lewisport divestitures which are shown separately in Note 5(b):

Description (in millions)	Amount
Fair value of property, plant and equipment acquired	$951
Removal of Aleris' historical property, plant and equipment	(528)
Pro forma net adjustment to property, plant and equipment, net	$423

(d)Reflects an adjustment to goodwill based on the preliminary purchase price allocation:

Description (in millions)	Note	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	(i)	$399
Removal of Aleris' historical goodwill		(3)
Pro forma net adjustment to goodwill		$396
(i)Goodwill represents the excess of the estimated Merger consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed. Refer to the preliminary estimated Merger consideration allocation in Note 4 above for more details.
(e)Reflects an adjustment to intangible assets, net based on a preliminary fair value assessment excluding the Duffel and Lewisport divestitures which are shown separately in Note 5(b):

Description (in millions)	Amount
Fair value of intangible assets acquired	$151
Removal of Aleris' historical intangible assets	(34)
Pro forma net adjustment to intangible assets, net	$117
(f)The pro forma adjustment to deferred tax assets and liabilities represents the deferred tax impact associated with the incremental differences between book and tax basis created from the preliminary purchase price allocation and the partial reversal of valuation allowance in US jurisdiction related to net operating losses and interest limitation carryforwards. Based on information available and preliminary calculations related to ownership changes rules management has decided to partially reverse the valuation allowance on federal US net operating losses and interest limitation carryforwards. The company is still analyzing the impact of ownership change in US State tax attributes. Deferred taxes were established utilizing the effective tax rate, based on the ownership location of the individual asset and liability. The company applied the following deferred tax rates: for Germany, 30.68%; Belgium, 25%; United States, 24.5%; and China, zero percent, due to valuation allowances. The assets acquired and liabilities assumed are primarily located in the United States, Germany,

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Belgium and China that gave rise to the deferred tax liability. The tax rates utilized are not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law. This determination is preliminary and subject to change based primarily upon the final valuation.
(g)Reflects an adjustment to other long-term assets as a result of the Merger-related financing based on the following:

Description (in millions)	Note	Amount
Elimination of Aleris' historical ABL revolver deferred financing costs	(i)	$(4)
Reclass previously capitalized term loan credit agreement debt issuance costs to long-term debt	(ii)	(4)
Record capitalized debt issuance costs related to the short term loans	(iii)	3
Pro forma net adjustment to other long-term assets		$(5)
(i)Reflects deferred financing costs as of December 31, 2019 that were eliminated in conjunction with the termination of Aleris’ historical asset backed multi-currency revolving credit facility and repayment of outstanding borrowings at the closing date of the Merger.
(ii)Reflects the reclassification of term loan debt issuance costs capitalized in the Novelis March 31, 2020 historical balance sheet within other long-term assets to long-term debt as a result of the $775 million borrowing under the Company's existing secured term loan credit agreement at the closing date of the Merger.
(iii)Reflects the capitalization of debt issuance costs related to the short term loans borrowed at the closing date of the Merger.
(h)Reflects an adjustment to short-term and long-term debt balances based on the following:

Description (in millions)	Note	Amount
Proceeds from short term loans due 2021	(i)	$1,100
Proceeds from incremental term loans due 2025	(i)	775
Proceeds from ABL revolver	(i)	352
Less: Capitalized debt issuance costs	(ii)	(19)
		2,208

Estimated repayment of Aleris debt (excluding prepayment penalties and accrued interest, but including historical deferred financing costs) as of December 31, 2019	(iii)	(1,764)
Conversion of Exchangeable Notes to equity	(iv)	(45)
Preliminary fair value adjustment to Zhenjiang Term Loan assumed	(v)	(7)
Reclass previously capitalized term loan credit agreement debt issuance costs from other long-term assets	(vi)	(4)
Short term loan capitalized debt issuance costs recorded in other long-term assets	(vii)	3
Pro forma net adjustment to debt		$391

Pro forma net adjustment to current portion of long-term debt		(48)
Pro forma net adjustment to short-term borrowings		1,452
Pro forma net adjustment to long-term debt, net of current potion		(1,013)
(i) As mentioned in Note 5(a)(i), Novelis incurred borrowings, which we refer to as the short term loans, in an aggregate principal amount of $1,100 million under its short term credit agreement. In addition, Novelis incurred borrowings, which we refer to as the incremental term loans, in an aggregate principal amount of $775 million under its secured term loan credit agreement. Further, Novelis incurred borrowings under the ABL Revolver totaling $352 million, which is comprised of an aggregate principal amount of $275 million in USD denominated borrowings and €70 million in Euro denominated borrowings (approximately $77 million). The $1,600 million of 2030 Senior Notes issued in January 2020, for which a portion of the proceeds was used to fund the Merger consideration, have not been reflected in this pro forma adjustment as the issuance is included in the historical Novelis March 31, 2020 balance sheet.
(ii)As mentioned in Note 5(a)(ii), reflects debt issuance costs of approximately $16 million incurred in connection with the incremental term loans and presented as a reduction of the principal debt balance and $3 million incurred in connection with the short term loans presented in other long-term assets.
(iii)On the closing date, all of the outstanding historical debt of Aleris, except for the Zhenjiang Term Loans, was repaid in connection with the Merger. For purposes of the unaudited pro forma condensed combined balance sheet, based on the amounts of Aleris debt reflected as outstanding on the Aleris balance sheet as of December 31, 2019, a total of $1,788 million was estimated to be repaid, comprising short-term debt of $11 million and long-term debt of $1,777 million. Additionally, $24 million of Aleris’ historical deferred financing costs associated with the debt to be repaid were eliminated. Amounts outstanding under the various Aleris financing arrangements may differ between the date of the Aleris balance sheet as of December 31, 2019 used for purposes of this unaudited pro forma condensed combined financial information and the closing date. Accordingly, the amount of Aleris debt actually repaid on the closing date differed from the amount estimated to be repaid as of December 31, 2019.
(iv)Pursuant to the Merger Agreement, Aleris was required to convert its outstanding Exchangeable Notes into 2,713,385 Aleris common shares prior to the closing date of the Merger. A pro forma adjustment was made to remove the outstanding debt principal balance from the Aleris’ balance sheet as

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
of December 31, 2019 and convert the amount to Aleris common shares, which were subsequently removed through the pro forma adjustment to remove the historical Aleris stockholders’ deficit.
(v)As mentioned above, the Aleris Zhenjiang Term Loans were not repaid by Novelis and thus represent an assumed liability. Based on a preliminary assessment, the term loans have been adjusted to fair value with an adjustment of $7 million to reduce the long-term portion of the loans.
(vi)As disclosed in Note 5(h)(ii), reflects the reclassification of term loan debt issuance costs capitalized in the Novelis March 31, 2020 historical balance sheet within other long-term assets to long-term debt as a result of the $775 million borrowing under the Company's secured term loan credit agreement at the closing date of the Merger.
(vii)As disclosed in Note 5(h)(iii), reflects the capitalization of debt issuance costs related to the short term loans borrowed at the closing date of the Merger within other long-term assets.

(i)Reflects an adjustment to accrued expenses and other current liabilities based on the following:

Description (in millions)	Note	Amount
Liability associated with Duffel capital expenditures	(i)	$60
Liability associated with German tax receivable	(ii)	9
Removal of Aleris' historical accrued interest associated with repayment of debt at close	(iii)	(21)
Fair value of current accrued postretirement benefits	(iv)	4
Removal of Aleris' historical current accrued postretirement benefits	(iv)	(3)
Pro forma net adjustment to accrued expenses and other current liabilities		$49
(i)As disclosed in Note 3(iv), in connection with obtaining the regulatory antitrust approvals, the European Commission has required Novelis to pay the buyer of Duffel an additional €55 million (approximately $60 million) to fund capital expenditures that would be required so that Duffel can operate as a standalone business. This amount has been accrued as a liability and will be held in escrow and paid to Duffel’s buyer upon close of the sale.
(ii)As disclosed in Note 3(v), under the terms of the Merger Agreement, represents the amount of consideration that will be payable to the selling shareholders upon the condition that the existing Aleris German tax receivable is received from the German tax authorities.
(iii)As mentioned in Note 3(ii), represents the accrued interest as of December 31, 2019 that was associated with the repayment of historical Aleris debt included as part of Merger consideration transferred.
(iv)Reflects the preliminary fair value adjustment of $1 million to the current portion of the pension liability assumed. This adjustment excludes amounts associated with the Duffel and Lewisport divestitures which are shown separately in Note 5(b).
(j)Reflects an adjustment to the long-term pension liability based on a preliminary fair value assessment excluding the Duffel and Lewisport divestitures which are shown separately in Note 5(b):

Description (in millions)	Amount
Fair value of long-term accrued postretirement benefits	$177
Removal of Aleris' historical long-term accrued postretirement benefits	(169)
Pro forma net adjustment to accrued postretirement benefits	$8

(k)Reflects an adjustment to Novelis and Aleris equity based on the following:

Description (in millions)	Note	Amount
Elimination of Aleris historical stockholders' deficit		$61
Transaction costs	(i)	(55)
Pro forma net adjustment to total equity		$6
(i)As disclosed in Note 5(a)(iv), reflects the remaining estimated cash to be paid for transaction costs to be incurred by Novelis and Aleris.

6. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations
(a)This adjustment reflects the elimination of Aleris’ historical depreciation and amortization expense, and the recognition of new depreciation and amortization expense. New depreciation and amortization expense were based on the fair values of the assets acquired and depreciated/amortized on a straight-line basis over the estimated remaining useful lives of the assets, excluding land. Depreciation and amortization expense are as follows:

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description (in millions)	Fiscal Year Ended March 31, 2020
Depreciation expense for property, plant and equipment	$85
Less: Aleris historical depreciation expense	(61)
Incremental depreciation expense	$24

Amortization expense for intangible assets	$15
Less: Aleris historical amortization expense	(2)
Incremental amortization expense	$13

Pro forma net adjustment to depreciation and amortization	$37

(b)Reflects an adjustment to interest expense and amortization of debt issuance costs as follows:

Description (in millions)	Principal Balance	Note	Fiscal Year Ended March 31, 2020
Increases to interest expense:
Senior Notes due 2030	$1,600	(i)	$79
Short term loans due 2021	1,100	(ii)	25
Incremental term loans 2025	775	(ii)	24
ABL Revolver	352	(ii)	7
			135
Decreases to interest expense:
Historical interest expense of Aleris for debt being repaid			(146)
Historical interest expense of Novelis related to the Senior Notes due 2030		(i)	(16)
Historical interest expense for Novelis related to extinguishment of Senior Notes due 2024		(i)	(60)
Pro forma net adjustment to interest expense and amortization of debt issuance costs			$(87)
(i)In January 2020, Novelis issued $1,600 million in aggregate principal amount of 2030 Senior Notes. The proceeds were used to refinance all of Novelis’ 6.25% Senior Notes due 2024 and the remainder was utilized to pay a portion of the consideration for the Merger. As such, interest expense has been adjusted to add the incremental interest expense as if the Senior Notes due 2030 were issued on April 1, 2019 and remove the historical interest expense related to the Senior Notes due 2024.
(ii)As mentioned in Note 5(a)(i), Novelis incurred borrowings, which we refer to as the short term loans, in an aggregate principal amount of $1,100 million under its short term credit agreement. In addition, Novelis incurred borrowings, which we refer to as the incremental term loans, in an aggregate principal amount of $775 million under its secured term loan credit agreement. Further, Novelis incurred borrowings under the ABL Revolver totaling $352 million, which is comprised of an aggregate principal amount of $275 million in USD denominated borrowings and €70 million in Euro denominated borrowings (approximately $77 million). Interest expense has been adjusted to reflect these borrowings as outstanding beginning April 1, 2019.
(c)Reflects an adjustment to reverse non-recurring transaction costs recorded in Novelis’ statement of operations for the fiscal year ended March 31, 2020 and Aleris’ statement of operations for the year ended December 31, 2019.
(d)The appropriate jurisdictional tax rate was applied to the adjustments based on the nature of the expense. For German Aleris related expenses, an effective tax rate of 30.68% was used. All other Aleris jurisdictions used a rate of zero percent, due to valuation allowances. For US and Swiss Novelis related expenses, an effective tax rate of 23.34% and 30% was used, respectively. The tax rates utilized are not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law. This determination is preliminary and subject to change based primarily upon the final valuation.